Exhibit 3.6
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
E.A. VINER INTERNATIONAL CO.
     It is hereby certified that:
     1. The present name of the corporation (hereinafter called the “corporation”) is E.A. Viner International Co., which is the name under which the corporation was originally incorporated; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is October 2nd, 1986.
     2. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of E.A. Viner International Co., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.
     3. The amendments and the restatement of the restated certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.
     4. The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of this restated certificate of Incorporation, read as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
E.A. VINER INTERNATIONAL CO.
     The undersigned Senior Vice President and Secretary of E.A. Viner International Co., a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Amended and Restated Certificate of Incorporation and do hereby certify as follows:
ARTICLE I
     The name of the Corporation is E.A. Viner International Co. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle County. The registered agent in charge thereof is Corporation Service Company.
ARTICLE III
     The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
     The total number of shares of capital stock which the Corporation shall have authority to issue is 2,000 shares of common sock in the amounts and classes as set forth below:

Classification	Number of Shares	Par Value
Class A Common Stock	1,000	$1.00
Class B Common Stock	1,000	$1.00
Upon effectiveness of the Amendment to the Certificate of Incorporation of the Corporation establishing the Class A Common Stock and the Class B Common Stock as separate classes. The powers, preferences and rights (and the qualifications, limitations or restrictions thereof) of the Class A Common Stock and the Class B Common Stock (collectively, the “Common Stock” are as follows:
1 Dividends. The holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive dividends thereon when and as such dividends may be declared by the Board of Directors out of funds legally available for that purpose. The rate of dividends on shares of Class A Common Stock and Class B Common Stock shall be equal in every way, except that in the case of any dividend payable in shares of Common Stock, the rate of such dividend shall be equal for both classes, but the holders of Class A Common Stock shall receive Class A Common Stock, and the holders of Class B Common Stock shall receive Class B Common Stock, in payment of such dividend.
     2 Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds available for distribution to holders of Common Stock of the Corporation, after payment or provision for the payment of the debts and liabilities of the Corporation and after any distributions due to holders of stock having any preference over the Common Stock, shall be distributed in the following manner and priority:
(i) to the holders of Class A Common Stock, on a pro rata basis in accordance with their respective shareholdings of Class A Common Stock, until the amount paid to them under this clause (i) (including amounts theretofore paid to them under this clause (i) with respect to prior distributions) shall equal $1.00 for each share of Class A Common Stock;
(ii) to the extent of the funds remaining available for distribution after the distribution made under clause (i), to the holders of the Class B Common Stock, on a pro rata basis in accordance with their respective shareholdings of class B Common Stock, until the amount paid to them under this clause (ii) (including amounts theretofore paid to them under this clause (ii) with respect to prior distributions) shall equal $1.00 for each share of Class B Common Stock; and
(iii) the balance, if any, to the holders of the Class A Common Stock and the Class B Common Stock, such stockholders being entitled to receive an equal distribution of the balance with respect to each share of Common Stock held regardless of whether such share is Class A Common Stock or Class B Common Stock.
ARTICLE V
     The name and mailing address of the incorporator are as follows:

Name	Address
Dennis P. McNamara	E.A. Viner International Co.
125 Broad Street
New York, NY 10004
ARTICLE VI
     No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

     Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.
ARTICLE VII
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the by-laws of the Corporation.

     The undersigned hereby acknowledges that the foregoing Amended and Restated Certificate of Incorporation is his act and deed on this 17th day of March, 2011.

By:	/s/ Dennis McNamara
Dennis McNamara
Authorized Officer